Exhibit (h)(31)

INVESTMENT COMPANY PORTFOLIO JOINDER AGREEMENT

Each of the funds listed below, being represented by the undersigned, hereby agrees to become a party to, and to be bound by all of the provisions of, the Amended and Restated Reimbursement and Security Agreement, dated December 1, 2021, by and between State Street Bank and Trust Company, a Massachusetts trust company with a place of business at State Street Financial Center, One Congress Street, Boston, Massachusetts 02114, and the undersigned registered investment company, of which each of the funds listed below is a portfolio.

MML Series Investment Fund II

MML Invesco Discovery Large Cap Fund

MML Invesco Discovery Mid Cap Fund

This Investment Company Portfolio Joinder Agreement (“Joinder”) may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. The parties hereto consent to the use of electronic or digital technology for the execution of this Joinder, and that delivery of the executed Joinder or counterpart of the Joinder by facsimile, e-mail transmission via portable document format (.pdf), Docusign, or other electronic means will be equally effective and binding as delivery of a manually executed Joinder or counterpart or the Joinder.

MML SERIES INVESTMENT FUND II, ON BEHALF OF EACH OF THE FUNDS SET FORTH ABOVE

By:	/s/ Renée Hitchcock
Name:	Renée Hitchcock
Title:	CFO and Treasurer
of MML Series Investment Fund II

Accepted as of October 7, 2025:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Morgan McDonald
Name:	Morgan McDonald
Title:	Vice President